UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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HILL-ROM HOLDINGS, INC.
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The following language appeared as Item 8.01 Other Events on Hill-Rom Holdings, Inc.’s Form 8-K filed November 23, 2021.

As previously announced, on September 1, 2021, Hill-Rom Holdings, Inc., an Indiana corporation (“Hillrom”), Baxter International Inc., a Delaware corporation (“Baxter”), and Bel Air Subsidiary, Inc., an Indiana corporation and a direct wholly-owned subsidiary of Baxter (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into Hillrom (the “Merger”), with Hillrom surviving the Merger as a wholly owned subsidiary of Baxter. In connection with the Merger Agreement, on October 20, 2021, Hillrom filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”).

Litigation Related to the Merger

As previously disclosed in the Proxy Statement, at that time, four lawsuits had been filed in connection with the Merger. On October 4, 2021, a purported Hillrom shareholder filed a lawsuit against Hillrom and the current members of the board of directors of Hillrom (the “Hillrom Board”) alleging that the preliminary proxy statement filed by Hillrom on October 1, 2021 in connection with the merger contained alleged material misstatements and/or omissions in violation of federal law. The lawsuit is captioned O’Dell v. Hill-Rom Holdings, Inc., et al., Case 1:21-cv-08171 and is pending in the United States District Court for the Southern District of New York. On October 8, 2021, another lawsuit was filed against the same defendants asserting similar claims. The lawsuit is captioned Ciccotelli v. Hill-Rom Holdings, Inc., et al., Case 1:21-cv-08327 and is pending in the United States District Court for the Southern District of New York. On October 12, 2021, two additional lawsuits were filed by purported Hillrom shareholders against the same defendants asserting similar claims; the first lawsuit is captioned Osborne v. Hill-Rom Holdings, Inc., et al., Case 1:21-cv-08396 and is pending in the United States District Court for the Southern District of New York, and also named a former member of Hillrom’s board of directors as a defendant; the second lawsuit is captioned Collins v. Hill-Rom Holdings, Inc., et al., Case 1:21-cv-05699 and is pending in the United States District Court for the Eastern District of New York.

Following the filing of the Proxy Statement with the SEC, six additional lawsuits were filed in various federal courts in connection with the Merger between October 25, 2021 and November 15, 2021. On October 25, 2021, a purported Hillrom shareholder filed a lawsuit against Hillrom and the current members of the Hillrom Board alleging that the Proxy Statement contained alleged material misstatements and/or omissions in violation of federal law. The lawsuit is captioned Leible v. Hill-Rom Holdings, Inc., et al., Case 1:21-cv-05681 and is pending in the United States District Court for the Northern District of Illinois. On November 3, 2021, a purported Hillrom shareholder filed suit against the same defendants asserting similar claims. The lawsuit is captioned Jeweltex Manufacturing Inc. Retirement Plan v. Hill-Rom Holdings, Inc., et al., Case 1:21-cv-09090 and is pending in the United States District Court for the Southern District of New York. On November 11, 2021, a purported Hillrom shareholder filed suit against the same defendants asserting similar claims. The lawsuit is captioned Thompson v. Hill-Rom Holdings, Inc., et al., Case 1:21-cv-09330 and is pending in the United States District Court for the Southern District of New York. On November 12, 2021, two additional lawsuits were filed by purported Hillrom shareholders against the same defendants asserting similar claims; the first lawsuit is captioned Dunphy v. Hill-Rom Holdings, Inc., et al., Case 1:21-cv-09371 and is pending in the United States District Court for the Southern District of New York; the second lawsuit is captioned Whitfield v. Hill-Rom Holdings, Inc., et al., Case 2:21-cv-05004 and is pending in the United States District Court for the Eastern District of Pennsylvania. On November 15, 2021, a purported Hillrom shareholder filed suit against the same defendants asserting similar claims. The lawsuit is captioned Kent v. Hill-Rom Holdings, Inc., et al., Case 1:21-cv-09430 and is pending in the United States District Court for the Southern District of New York.

These complaints generally allege, among other things, that the Proxy Statement fails to disclose allegedly material information in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder. The alleged omissions relate to (i) certain financial projections of Hillrom, (ii) certain financial analyses of Hillrom’s financial advisors, and (iii) certain statements regarding the process leading up to Hillrom’s entry into the Merger Agreement. Plaintiffs seek, among other things, to enjoin Hillrom from consummating the Merger, or in the alternative, rescission of the merger and/or compensatory damages, as well as attorney’s fees.

A demand letter was also sent to Hillrom by a purported Hillrom shareholder on October 26, 2021, alleging similar deficiencies in the Proxy Statement as those noted in the above-referenced complaints.

Additionally, on October 27, 2021, a purported Hillrom shareholder filed suit against Hillrom, Baxter, and the current members of the Hillrom Board asserting violations of Illinois state law based on allegedly misleading statements and omissions in the Proxy Statement. The lawsuit, captioned Garfield v. Dempsey, et al., Case No. 2021CH05430, is pending in the Circuit Court of Cook County, Illinois, and seeks, among other things, to enjoin Hillrom from holding the shareholder vote to approve the Merger.

Hillrom believes that the claims asserted in the above-described actions are without merit and that no supplemental disclosure is required under applicable law. However, in order to moot the unmeritorious disclosure claims, to avoid the risk of the above-described actions delaying or adversely affecting the Merger and to minimize the costs, risks and uncertainties inherent in litigation, without admitting any liability or wrongdoing, Hillrom has determined to voluntarily supplement the Proxy Statement as described in this Current Report on Form 8-K. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, Hillrom specifically denies all allegations in the above-referenced actions, including allegations that any additional disclosure was or is required, and believes that the supplemental disclosures contained herein are immaterial.

Supplemental Disclosures

The following supplemental disclosures should be read in conjunction with the Proxy Statement, which should be read in its entirety. To the extent that information herein differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement. All page references are to pages in the Proxy Statement, and defined terms used but not defined herein have the meanings set forth in the Proxy Statement. For clarity, new text within restated paragraphs (other than tables) from the Proxy Statement are highlighted with bold, underlined text and stricken-through text shows text being deleted to a referenced disclosure in the Proxy Statement.

The section of the Proxy Statement entitled “The Merger—Background of the Merger” is hereby supplemented as follows:

The following language is added to the last full paragraph on page 25 as follows:

Over the years, in the ordinary course of business, as part of our ongoing consideration and evaluation of our long-term strategic goals and plans, the Hillrom Board and Hillrom’s senior management have periodically reviewed, considered and assessed our priorities, operations and financial performance, as well as overall industry conditions, as they may affect those strategic goals and plans. These periodic reviews have included, among other items, the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives, as compared to the benefits and risks of continued operation as a standalone company, and have sometimes included outside financial and legal advisors.

The following language is added to the third full paragraph on page 26 as follows:

Following receipt of the July 16 Letter, the Hillrom Board held a meeting by videoconference on July 18, 2021 during which members of Hillrom’s senior management, representatives of Hillrom’s financial advisor, Goldman Sachs, and representatives of Hillrom’s legal counsel, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), were present. Hillrom and the Hillrom Board selected Goldman Sachs to serve as a financial advisor and Wachtell Lipton to serve as our legal advisor in connection with the potential transaction due to, among other things, their extensive experience in our industry, their familiarity with our business and strategic objectives, and their qualifications and expertise in similar transactions. At the meeting, Mr. Groetelaars described the July 16 Letter, which was provided to the Hillrom Board in advance of the meeting, as well as the July 16, 2021 telephone call that he had received from Mr. Almeida in connection with the July 16 Letter. The Hillrom Board discussed the proposal contained in the July 16, 2021 Letter, including in the context of Hillrom’s standalone plan and the current economic environment. Representatives of Wachtell Lipton provided an overview of the Hillrom Board’s fiduciary duties in the context of the Hillrom Board’s consideration of a proposal to acquire Hillrom. Representatives of Goldman Sachs provided an overview of the current market landscape and Hillrom’s performance, and described the actions that Goldman Sachs could take, with the assistance of Hillrom’s management, to assist the Hillrom Board in assessing the proposal. The Hillrom Board discussed potential next steps and directed management to work with Goldman Sachs and Wachtell Lipton to evaluate the proposal from financial and legal perspectives.

The following language is added as a new paragraph after the second full paragraph on page 28 as follows:

On or around August 2, 2021, Hillrom and the Hillrom Board also retained BofA Securities as an additional outside financial advisor. Hillrom and the Hillrom Board determined to engage BofA Securities based on, among other things, its overall reputation and significant general experience in the valuation of businesses and securities in connection with mergers and acquisitions and similar transactions, its reputation in the investment community, its substantial knowledge of Hillrom, and the belief that having the benefit of BofA Securities’ advice as well as Goldman Sachs’ advice would be in the best interests of Hillrom and its shareholders.

The following language is added to the third full paragraph on page 28 as follows:

Between August 1, 2021 and August 3, 2021, Hillrom and Baxter negotiated the terms of a confidentiality agreement, with representatives of Wachtell Lipton and Baxter’s legal counsel, Sullivan & Cromwell LLP (“Sullivan & Cromwell”), participating in such negotiations. On August 3, 2021, Hillrom and Baxter entered into the confidentiality agreement, which included a customary standstill provision that permitted Baxter to make confidential proposals to acquire Hillrom as well as a customary fallaway provision that would permit Baxter to make acquisition and other proposals relating to Hillrom and its subsidiaries following certain specified events.

The section of the Proxy Statement entitled “The Merger—Opinion of Goldman Sachs & Co. LLC” is hereby supplemented as follows:

The following language is added to the second full paragraph on page 36 as follows:

In addition, Goldman Sachs calculated an implied equity value of Hillrom for purposes of calculating the following multiples by multiplying the $156.00 in cash per share of Hillrom common stock by a range of fully diluted outstanding shares of Hillrom common stock of approximately 67.0 million to 67.2 million as of August 26, 2021, as provided by the management of Hillrom and calculated using the treasury stock method. Goldman Sachs then calculated an implied enterprise value of Hillrom by adding to the implied equity value it calculated (i) the net debt of Hillrom of approximately $1,860 million, as of June 30, 2021, pro forma for the incurrence of $375.0 million of incremental debt and use of approximately $36.4 million of cash from Hillrom’s balance sheet in connection with the acquisition of Bardy Diagnostics, Inc. (“BardyDx”), in each case as provided by the management of Hillrom, and (ii) the present value of the contingent consideration payments (as described below) and the deferred FICA tax payments (as described below).

The last paragraph on page 36 continuing on page 37 is amended and restated as follows:

Discounted Cash Flow Analysis. Using the Hillrom Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Hillrom. Using discount rates ranging from 7.5% to 8.5%, reflecting estimates of Hillrom’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2021 (i) estimates of unlevered free cash flow for Hillrom for the fourth quarter of fiscal year 2021 through the fourth quarter of the fiscal year 2031 as reflected in the Hillrom Projections ~~and~~, (ii) a range of illustrative terminal values for Hillrom, which were calculated by applying perpetuity growth rates ranging from 1.0% to 2.0%, to a terminal year estimate of the unlevered free cash flow to be generated by Hillrom of approximately $1,016 million, as reflected in the Hillrom Projections (which analysis implied exit terminal year next-twelve (12)-month (“NTM”) EBITDA multiples ranging from 9.6x to 13.1x), (iii) estimates of contingent consideration payments related to the acquisition of BardyDx of approximately $21 million and $73 million, as provided by the management of Hillrom and assumed at their direction to be paid in fiscal years 2022 and 2023, respectively (the “BardyDx contingent consideration payments”), (iv) estimates of additional contingent consideration payments related to other acquisitions of approximately $10.0 million, in aggregate, as provided by the management of Hillrom and assumed at their direction to be paid at various times during the forecast period for the discounted cash flow analysis (together with the BardyDx contingent consideration payments, the “contingent consideration payments”) and (v) a deferred tax payment under the Federal Insurance Contributions Act (“FICA”) of approximately $10.8 million, as provided by the management of Hillrom and assumed at their direction to be paid in each of fiscal years 2021 and 2022 (the “deferred FICA tax payments”). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Hillrom Projections and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs calculated such NTM Adjusted EBITDA multiples using NTM Adjusted EBITDA as of September 30, 2031, as provided by the management of Hillrom.

The first full paragraph on page 37 is amended and restated as follows:

Goldman Sachs derived ranges of illustrative enterprise values for Hillrom by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Hillrom the net debt of Hillrom of approximately $1,860 million as of June 30, 2021, pro forma for the acquisition of BardyDx, and the present value of the contingent consideration payments and the deferred FICA tax payments, as provided by the management of Hillrom, to derive a range of illustrative equity values for Hillrom. Goldman Sachs then divided the range of illustrative equity values it derived by ~~the number~~ a range of fully diluted outstanding shares of Hillrom common stock of approximately 67.0 million to 67.1 million, as of August 26, 2021, as provided by the management of Hillrom and calculated using the treasury stock method, to derive a range of illustrative present values per share of Hillrom common stock ranging from $137 to $187, rounded to the nearest dollar.

The second full paragraph on page 37 is amended and restated as follows:

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Hillrom common stock. For this analysis, Goldman Sachs used the Hillrom Projections for the fourth quarter of fiscal year 2021 and each of the fiscal years 2022 to 2024. Goldman Sachs first calculated the implied values per share of Hillrom common stock as of September 30 for each of the fiscal years 2021 to 2023, by applying enterprise value to NTM Adjusted EBITDA multiples of 13.0x to 15.0x Adjusted EBITDA per share of Hillrom common stock as of the end of each fiscal year from 2021 to 2023. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account Hillrom’s historical NTM Adjusted EBITDA ~~trading~~ multiples over time, which multiples averaged 14.2x and 13.8x over the three- and six-month periods ended August 30, 2021, respectively. Goldman Sachs then discounted the derived values back to Hillrom’s June 30, 2021 using an illustrative discount rate of 7.9%, reflecting an estimate of Hillrom’s cost of equity, including the present value of projected dividends paid, as provided by the management of Hillrom. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values per share of Hillrom common stock of $109 to $155, rounded to the nearest dollar.

The second and third full paragraphs on page 38 are amended and restated as follows:

The following table presents the results of this analysis, with dollars in billions:

Announcement Date	Acquirer	Target	Enterprise Value	Enterprise Value / LTM Adj. EBITDA
April 2017	Becton, Dickinson and Company	C.R. Bard, Inc.	$23.8	21.2x
April 2016	Abbott	St. Jude Medical, Inc.	$30.2	18.9x
January 2016	Abbott	Alere Inc.	$7.7	15.4x
September 2015	DENTSPLY International Inc.	Sirona Dental Systems Inc.	$5.2	16.1x
June 2015	Hill-Rom Holdings, Inc.	Welch Allyn, Inc.	$2.1	14.6x
October 2014	Becton, Dickinson and Company	CareFusion Corporation	$12.2	14.1x

Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the selected transactions and its professional judgment, Goldman Sachs applied a reference range of enterprise value to LTM Adjusted EBITDA multiples of 14.1x to 21.2x to Hillrom’s LTM Adjusted EBITDA as of June 30, 2021, as provided by the management of Hillrom, to derive a range of implied enterprise values for Hillrom. Goldman Sachs then subtracted the net debt of Hillrom of approximately $1,860 million, as of June 30, 2021, pro forma for the acquisition of BardyDx, and the present value of the contingent consideration payments and the deferred FICA tax payments, as provided by the management of Hillrom, and divided the result by ~~the number~~ a range of fully diluted outstanding shares of Hillrom common stock of approximately 67.0 million to 67.3 million, as of August 26, 2021, as provided by the management of Hillrom and calculated using the treasury stock method, to derive a reference range of implied values per share of Hillrom common stock of $105 to $172, rounded to the nearest dollar.

The section of the Proxy Statement entitled “The Merger—Opinion of BofA Securities, Inc.” is hereby supplemented as follows:

The fourth full paragraph on page 41 through the first full paragraph on page 42 is amended and restated as follows:

BofA Securities reviewed publicly available financial and stock market information of the ~~following~~ eight selected publicly traded companies in the medical technology industry listed in the table below.

BofA Securities reviewed, among other things, the enterprise values for each of the selected companies and for Hillrom, calculated by multiplying the closing share price of each applicable company on August 30, 2021 (and with respect to Hillrom, by multiplying each of (i) the per share merger consideration and (ii) the closing share price of Hillrom on July 27, 2021 (the “Unaffected Price”), the day before The Wall Street Journal reported that Hillrom and Baxter were discussing an acquisition of Hillrom by Baxter) by the number of fully-diluted shares outstanding of the applicable company (determined on a treasury stock method basis), and adding to (or subtracting from, as applicable) the result the amount of the applicable company’s net debt (or net cash) (defined as debt, preferred equity and non-controlling interest (as applicable) less cash, cash equivalents and marketable securities (as applicable)), as a multiple of Wall Street analyst consensus estimates of calendar year 2021 and 2022 earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the applicable company (referred to in this section as “2021E EV / EBITDA” and “2022E EV / EBITDA”). Financial data and equity information of the selected companies were derived from their public filings and publicly available Wall Street research analysts’ estimates published by FactSet as of August 30, 2021. Financial data of Hillrom were derived from Hillrom’s public filings and publicly available Wall Street research analysts’ estimates published by FactSet as of August 30, 2021 and equity information provided by the management of Hillrom. ~~The overall low to high 2021E EV / EBITDA multiples observed for the selected companies were 9.8x to 26.3x (with a mean of 18.5x and median of 17.1x). The overall low to high 2022E EV / EBITDA multiples observed for the selected companies were 13.3x to 22.3x (with a mean of 17.2x and median of 17.0x). BofA Securities noted that the 2021E EV / EBITDA multiple and the 2022E EV / EBITDA multiple observed for Hillrom was 18.8x and 17.7x, respectively, based on the per share merger consideration, and 15.4x and 14.5x, respectively, based on the Unaffected Price.~~

The results of this review were as follows:

Selected Publicly Traded Companies	2021E EV/EBITDA	2022E EV/EBITDA
STERIS plc	26.3x	22.3x
Hologic, Inc.	9.8x	16.8x
Teleflex Incorporated	24.3x	21.1x
DENTSPLY SIRONA Inc.	15.3x	13.8x
Integra Lifesciences Holdings Corporation	19.0x	17.2x
ICU Medical, Inc.	15.1x	13.7x
CONMED Corporation	23.2x	19.4x
NuVasive, Inc.	14.8x	13.3x

Mean	18.5x	17.2x
Median	17.1x	17.0x

Hill-Rom Holdings, Inc. (Offer Price)	18.8x	17.7x
Hill-Rom Holdings, Inc. (Unaffected Price)	15.4x	14.5x

The second full paragraph on page 42 is amended and restated as follows:

Based on BofA Securities’ review of the enterprise values to EBITDA multiples for the selected companies and Hillrom and on its professional judgment and experience, BofA Securities applied a 2021E EV / EBITDA multiple reference range of 14.5x to 18.5x to Hillrom management’s estimates of calendar year 2021 Adjusted EBITDA, as reflected in the Hillrom Projections, and a 2022E EV / EBITDA multiple reference range of 13.0x to 17.0x to Hillrom management’s estimates of calendar year 2022 Adjusted EBITDA as reflected in the Hillrom Projections to calculate ranges of implied enterprise values for Hillrom. BofA Securities then calculated implied equity value reference ranges per share of Hillrom common stock (rounded to the nearest $0.25) for Hillrom by subtracting from the resulting ranges of implied enterprise values it calculated the net debt of Hillrom of $1,860 million as of June 30, 2021 (calculated as debt less cash, and pro forma for Hillrom’s acquisition of Bardy Diagnostics, Inc.), as reflected in Hillrom’s public filings, and dividing the result by ~~a~~ approximately 67 million, the number of fully-diluted shares of Hillrom common stock outstanding (calculated on a treasury stock method basis, based on information provided by the management of Hillrom). This analysis indicated the following approximate implied equity value reference ranges per share of Hillrom common stock, as compared to the per share merger consideration:

The fourth full paragraph on page 42 through the first full paragraph on page 43 is amended and restated as follows:

BofA Securities reviewed, to the extent publicly available, financial information relating to the ~~following~~ thirteen selected transactions listed in the table below involving acquisitions of publicly traded medical technology companies since 2014.

For each of these transactions, BofA Securities reviewed the enterprise values implied for each target company based on the consideration payable in the selected transaction, as multiples of estimates of the target company’s last twelve (12) months EBITDA, or “LTM EBITDA”, and as multiples of estimates of the target company’s next twelve (12) months EBITDA, or “NTM EBITDA”, in each case, as of the announcement of the relevant transaction and based on publicly available information at that time. ~~The overall low to high enterprise value to LTM EBITDA multiples of the target companies in the selected transactions were 13.7x to 28.7x (with a mean of 18.4x and median of 16.6x). The overall low to high enterprise value to NTM EBITDA multiples of the target companies in the selected transactions were 11.0x to 27.3x (with a mean of 17.1x and median of 16.3x).~~

The results of this review were as follows:

Announcement Date	Target	Acquiror	EV/LTM EBITDA	EV/NTM EBITDA
01/12/21	Cantel Medical Corp.	STERIS plc	22.1x	17.4x
12/18/20	BioTelemetry, Inc.	Koninklijke Philips N.V.	26.3x	20.0x
05/02/19	Acelity L.P. Inc.	3M Co.	14.9x	11.0x
06/06/18	Johnson & Johnson Advanced Sterilization Products	Fortive Corporation	13.7x	NA
04/23/17	C. R. Bard, Inc.	Becton, Dickinson and Company	21.2x	19.0x
12/20/16	LifeCell Corporation	Allergan plc	NA	NA
10/18/16	Abbott Vascular Access Business	Terumo Corporation	14.0x	NA
02/16/16	Physio-Control, Inc.	Stryker Corporation	17.1x	NA
02/01/16	Sage Products LLC	Stryker Corporation	17.6x	15.2x
09/15/15	Sirona Dental Systems Inc.	Dentsply International Inc.	16.1x	14.5x
07/22/15	Thoratec Corporation	St. Jude Medical, Inc.	28.7x	27.3x
06/17/15	Welch Allyn, Inc.	Hill-Rom Holdings, Inc.	14.6x	NA
10/05/14	Carefusion Corporation	Becton, Dickinson and Company	14.1x	12.4x

Mean			18.4x	17.1x
Median			16.6x	16.3x

The second full paragraph on page 43 is amended and restated as follows:

Based on BofA Securities’ review of the enterprise values to LTM EBITDA multiples and NTM EBITDA multiples for the selected transactions and on its professional judgment and experience, BofA Securities applied an enterprise value to LTM EBITDA multiple reference range of 14.0x to 18.0x to Hillrom’s Adjusted EBITDA for the twelve-month period ended June 30, 2021, as reflected in Hillrom’s public filings, and an enterprise value to NTM EBITDA multiple reference range of 11.5x to 16.5x to Hillrom management’s estimates of Adjusted EBITDA for the twelve-month period ending June 30, 2022, as reflected in the Hillrom Projections, to calculate a range of implied enterprise values for Hillrom. BofA Securities then calculated an implied equity value reference range per share of Hillrom common stock (rounded to the nearest $0.25) for Hillrom by subtracting from the resulting ranges of implied enterprise values it calculated the net debt of Hillrom of $1,860 million as of June 30, 2021 (calculated as debt less cash, and pro forma for Hillrom’s acquisition of Bardy Diagnostics, Inc.), as reflected in Hillrom’s public filings, and dividing the result by ~~a~~ approximately 67 million, the number of fully-diluted shares of Hillrom common stock outstanding (calculated on a treasury stock method basis, based on information provided by the management of Hillrom). This analysis indicated the following approximate implied equity value reference ranges per share of Hillrom common stock, as compared to the per share merger consideration:

The last paragraph on page 43 continuing on page 44 is amended and restated as follows:

BofA Securities performed a discounted cash flow analysis of Hillrom to calculate a range of implied present values per share of Hillrom common stock utilizing estimates of the standalone, unlevered, after-tax free cash flows Hillrom was expected to generate over the period from June 30, 2021 through September 30, 2031 based on the Hillrom Projections. BofA Securities calculated terminal values for Hillrom by applying a selected range of EBITDA exit multiples of 10.0x to 15.0x, which were selected based on BofA Securities’ professional judgment and experience, to estimates of the EBITDA Hillrom was expected to generate in the 2031 terminal year. The cash flows and the terminal values were then discounted to present value as of June 30, 2021, utilizing the mid-year convention, and using discount rates ranging from 7.0% to 9.0%, which were based on an estimate of Hillrom’s weighted average cost of capital, derived using the capital asset pricing model. BofA Securities then calculated implied equity value reference ranges per share of Hillrom common stock (rounded to the nearest $0.25) for Hillrom by subtracting from the resulting ranges of implied enterprise values it calculated the net debt of Hillrom of $1,860 million as of June 30, 2021 (calculated as debt less cash, and pro forma for Hillrom’s acquisition of Bardy Diagnostics, Inc.), as reflected in Hillrom’s public filings, and dividing the result by ~~a~~ approximately 67 million, the number of fully-diluted shares of Hillrom common stock outstanding (calculated on a treasury stock method basis, based on information provided by the management of Hillrom). This analysis indicated the following approximate implied equity value reference range per share of Hillrom common stock (rounded to the nearest $0.25) for Hillrom, as compared to the per share merger consideration:

The third full paragraph on page 43 is amended and restated as follows:

Wall Street Analysts Unaffected Price Targets. BofA Securities reviewed ~~certain~~ publicly available equity research analyst price targets then published by six analysts for the shares of Hillrom common stock available as of July 27, 2021, the day before The Wall Street Journal reported that Hillrom and Baxter were discussing an acquisition of Hillrom by Baxter, and noted that the range of such price targets (discounted by one (1) year at Hillrom’s illustrative cost of equity of 9%) was $114.75 to $120.25.

The fourth full paragraph on page 43 is amended and restated as follows:

Wall Street Analysts Current Price Targets. BofA Securities reviewed ~~certain~~ publicly available equity research analyst price targets then published by six analysts for the shares of Hillrom common stock available as of August 30, 2021, and noted that the range of such price targets (discounted by one (1) year at Hillrom’s illustrative cost of equity of 9%) was $119.25 to $142.25.

The section of the Proxy Statement entitled “The Merger—Certain Unaudited Financial Projections” is hereby supplemented as follows:

The table on page 47 is amended to include the following line items:

	Q4 FY 2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
NOPAT(1)	$109	$508	$584	$674	$708	$753	$801	$862	$924	$990	$1059
Depreciation & Amortization	$23	$89	$96	$78	$82	$86	$91	$95	$100	$105	$111
Capital Expenditures	$(24)	$(101)	$(101)	$(87)	$(91)	$(96)	$(101)	$(106)	$(111)	$(117)	$(123)
Increase in Net Working Capital	$(25)	$(24)	$(29)	$(34)	$(26)	$(26)	$(28)	$(30)	$(28)	$(29)	$(31)
Acquisition Amortization Tax Shield(2)	$5	$20	$20	$20	$20	$20	$20	$20	$20	$20	$-

(1)	NOPAT is defined as Net Operating Profit After Tax.
(2)	Acquisition Amortization Tax Shield is defined as the cash tax shield associated with the amortization expense related to acquisitions.

Additional Information About the Merger and Where to Find It

This communication relates to the proposed transaction involving Hillrom. This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In connection with the proposed transaction, Hillrom filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Proxy Statement”) on October 20, 2021. Hillrom commenced mailing the Proxy Statement and a proxy card to its shareholders on or about October 21, 2021. Hillrom has also filed and will file other materials with the SEC in connection with the proposed transaction. This communication is not a substitute for the Proxy Statement or any other document that Hillrom has filed or may file with the SEC or send to its shareholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF HILLROM ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders are able to obtain copies of the Proxy Statement and will be able to obtain other documents (when available) free of charge at the SEC’s website, www.sec.gov, or by visiting Hillrom’s investor relations website, https://ir.hill-rom.com/ir-home/default.aspx.

Participants in the Solicitation

Hillrom and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Hillrom’s common stock in respect of the proposed transaction. Information about the directors and executive officers of Hillrom and their ownership of Hillrom’s common stock is set forth in the definitive proxy statement for Hillrom’s 2021 Annual Meeting of Stockholders, which was filed with the SEC on January 19, 2021, or its Annual Report on Form 10-K for the year ended September 30, 2020, and in other documents filed by Hillrom with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the Proxy Statement and will be contained in other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Disclosure Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Statements concerning general economic conditions, our financial condition, results of operations, cash flows and business and our expectations or beliefs concerning future events, including the demand for our products, the ability to operate our manufacturing sites at full capacity, future supplies of raw materials for our operations, product launches, share repurchases, international market conditions, expectations regarding our liquidity, our capital spending, plans for future acquisitions and divestitures, and our operating plans; and any statements using phases such as we or our management “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook” or other similar words or phrases are forward-looking statements that involve certain factors, risks and uncertainties that could cause Hillrom’s actual results to differ materially from those anticipated. Such factors, risks and uncertainties include:  (1) the future impact of the COVID-19 pandemic on Hillrom’s business, including but not limited to, the impact on its workforce, operations, supply chain, demand for products and services, and Hillrom’s financial results and condition; (2) Hillrom’s ability to successfully manage the challenges associated with the COVID-19 pandemic; (3) increasing regulatory focus on privacy and data security issues; (4) breaches or failures of Hillrom’s information technology systems or products, including by cyberattack, unauthorized access or theft; (5) failures with respect to compliance programs; (6) Hillrom’s ability to achieve expected synergies from acquisitions; (7) risks associated with integrating recent acquisitions; (8) global economic conditions; (9) demand for and delays in delivery of Hillrom’s products; (10) Hillrom’s ability to develop, commercialize and deploy new products; (11) changes in regulatory environments; (12) the effect of adverse publicity; (13) the impact of competitive products and pricing; (14) Hillrom’s ability to maintain or increase margins; (15) the potential loss of key distributors or key personnel; (16) the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any applicable healthcare reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; (17) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between the parties to the proposed transaction; (18) the failure to obtain the approval of Hillrom’s shareholders, (19) the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the proposed transaction within the expected timeframes or at all; (20) risks related to disruption of management’s attention from Hillrom’s ongoing business operations due to the transaction; (21) the effect of the announcement of the transaction on the ability of Hillrom to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally; (22) the ability to meet expectations regarding the timing and completion of the transaction; (23) uncertainty regarding actual or potential legal proceedings; (24) risks associated with transaction-related litigation; and (25) the other risks listed from time to time in Hillrom’s filings with the SEC. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to Hillrom’s Annual Report on Form 10-K for the year ended September 30, 2021, and in other documents filed by Hillrom with the SEC, including subsequent Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. Hillrom is providing the information in this communication as of this date and assumes no obligation to update or revise the forward-looking statements in this communication because of new information, future events, or otherwise.